UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2013

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

On June 11, 2013, we entered into a letter of intent (“LOI”) with Blue Tap Resources (“Blue Tap”) pursuant to which we agreed to acquire not less than 51% of the outstanding securities of Blue Tap in consideration of an aggregate investment of $450,000 in Blue Tap’s waste water disposal facility located in Morinville, Alberta. Blue Tap is an arm’s length, privately held Alberta corporation holding a 100% working interest in 17 freehold mineral leases located in Morinville, Alberta. There are currently 2 standing natural gas wells and 1 disposal well located on the leases, including water disposal facilities, tanks and equipment. Pursuant to the agreement, we have agreed to pay an initial $300,000 to Blue Tap toward the re-activation of Blue Tap’s water disposal facility. The investment shall be a considered a bridge loan to Blue Tap until the facility is returned to revenue producing status and is positioned to qualify as a Class 1A designated facility pursuant to the requirements of the Alberta Ministry of Environment. Upon satisfaction of those conditions, we will make available a third installment of $150,000 for the purposes of continued development of the facility and will be deemed to have earned a 51% equity interest in Blue Tap on a fully diluted basis. Thereafter, we will have an option to acquire an additional 9% of Blue Tap for an investment of $100,000 payable in common shares or cash.

Closing of the transaction is subject to a number of conditions precedent, including but not limited to completion of due diligence and the negotiation of a definitive long form agreement.

The foregoing description of the LOI is qualified in its entirety by the contents of the LOI attached as Exhibit 10.1 to this current report.

Item 9.01	Financial Statements and Exhibits

10.1	Letter of Agreement with Blue Tap Resources dated June 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director
June 13, 2013